Exhibit 99.1

Navistar, Inc. 2701 Navistar Drive Lisle, IL 60532 USA P : 331-332-5000 W : navistar.com

Media contact:	Bre Whalen, Breana.Whalen@Navistar.com, 331-332-3056
Investor contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	Navistar.com/News

NAVISTAR TAKES PROACTIVE MEASURES IN RESPONSE TO COVID-19

Lisle, Ill. (April XX, 2020) – Navistar International Corporation (NYSE: NAV) today provided an update on actions it is taking in response to the COVID-19 pandemic.

As an essential business critical to supporting our country’s increasingly stressed supply chain, Navistar plans to continue manufacturing operations at all plants subject to market conditions, component supplier disruptions and the continued spread and impact of COVID-19. Due to component supplier constraints, the stoppage at Navistar’s truck assembly plant in Springfield, Ohio has been extended through early May. Navistar service facilities and parts distribution centers are continuing regular operations, and up-to-the-minute International Truck and IC Bus dealership hours can be found at InternationalTrucks.com/covid19.

“Navistar is not immune to the reality of the COVID-19 pandemic,” said Troy A. Clarke, chairman, president and CEO. “The extent of this virus is unprecedented, and our personal lives, businesses and global economies are being impacted by events beyond our control. With considerable uncertainties surrounding coronavirus, we have been monitoring the situation closely and decided to take actions to reduce costs and maximize financial flexibility and liquidity to best position Navistar for the future.”

The company is implementing a series of temporary cost reduction measures to further preserve financial flexibility. Actions include:

•	A postponement of 30 percent of capital expenditures;

•	A postponement of 30 percent of information technology project spend;

•	A deferral of $162 million in pension contributions until 2021 under provisions of the CARES Act;

•	A deferral of employer payroll tax payments and certain Employee Retention Tax Credits under provisions of the CARES Act as guidance becomes available;

•	A deferral of 35 percent to the base salary of the CEO and board compensation;

•	A deferral of 10 to 30 percent to the base salary of U.S.-based, salaried exempt, non-represented employees;

•	A reduced workweek by 20 percent for contractors.

Salary deferrals will be effective April 20 through December 31 and will be repaid with interest no later than March 15, 2021. Other cost reduction actions will go into effect immediately through December 31.

These cost reduction initiatives are in addition to other previously implemented employee-related actions including a deferral of merit salary increases and a delay in 401k company match contributions until 2021. In total, these measures conserve approximately $300 million in cash over the balance of the company’s fiscal year, ending October 31. Navistar will continue to diligently monitor business conditions and consider additional actions as necessary.

As of April 10, Navistar’s consolidated cash and cash equivalents and manufacturing cash and cash equivalents both exceeded $1 billion.

“We held a strong manufacturing cash position heading into this pandemic, and the actions we are taking allow us to manage cash flow in response to these extraordinary times,” said Walter G. Borst, executive vice president and chief financial officer. “These actions do not impact the longer-term benefits of our Navistar 4.0 strategy but may influence the timing of when the plan’s full potential is realized, which we will reevaluate once the post-coronavirus economy is better understood.”

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and Navistar International Corporation assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2019, our quarterly report on Form 10-Q for the period ended January 31, 2020, and our current report on Form 8-K dated April 13, 2020. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

For further information:

Media, Bre Whalen, 331-332-3056, Breana.Whalen@Navistar.com

Investors, Marty Ketelaar, 331-332-2706, Marty.Ketelaar@Navistar.com

Web site: Navistar.com/News

All marks are trademarks of their respective owners.

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